Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SELECTA BIOSCIENCES, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Selecta Biosciences, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is Selecta Biosciences, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on December 10, 2007.

2.                                      That the board of directors of the Corporation duly adopted resolutions proposing to amend and restate the Third Amended and Restated Certificate of Incorporation of this corporation, as amended, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Third Amended and Restated Certificate of Incorporation of this corporation, as amended, be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is Selecta Biosciences, Inc. (the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 1209 Orange Street in the City of Wilmington, 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The number of authorized shares of each class or series of stock of the Corporation, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

Section 1.                         CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000, consisting of 62,164,377 shares of common stock, $0.0001 par value per share (the “Common Stock”), and 37,835,623 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

Section 2.                         COMMON STOCK

2.1                               Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to Sections 3.6 and 3.8 of this Article Fourth.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

2.2                               Liquidation Right.  Subject to the prior and superior rights of the Senior Preferred Stock (as defined below) and the Series SRN Preferred as described in Sections 3.2(a), (b), (c) and (d) of this Article Fourth, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed to holders of capital stock ratably in proportion to the number of shares of Common Stock they then hold.

2.3                               Dividends.  Dividends may be paid on the Common Stock as and when declared by the board of directors of the Corporation (the “Board of Directors”); provided, however, that no cash dividends may be declared or paid on the Common Stock unless dividends shall first have been declared and paid with respect to the Senior Preferred Stock, as provided in Section 3.7 of this Article Fourth.

Section 3.                         PREFERRED STOCK

3.1                               Designation.  Two Million Five Hundred Eighty-Nine Thousand Eight Hundred Sixty-Eight (2,589,868) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series A Convertible Preferred Stock” (the “Series A Preferred”), Seven Million Four Hundred Thirty-Seven Thousand Three Hundred Twenty-Five (7,437,325) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series B Convertible Preferred Stock” (the “Series B Preferred”), Five Million Two (5,000,002) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series C Convertible Preferred Stock” (the “Series C Preferred”), Eight Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Two (8,166,662) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series D Convertible Preferred Stock” (the “Series D Preferred”), Nine Million Thirty Thousand Six Hundred Fifty-Four (9,030,654) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series E Convertible Preferred Stock” (the “Series E Preferred”), and Five Million Six Hundred Eleven Thousand One Hundred Twelve (5,611,112) shares of Preferred Stock which the Corporation has the authority to issue are hereby designated and shall be known as the “Series SRN Convertible Preferred Stock” (the “Series SRN Preferred”).

3.2                               Liquidation Rights.

(a)                                 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of a share of Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series SRN Preferred or Common Stock by reason of their ownership thereof, an amount per share equal to (i) 1.15 times the Original Issue Price (as defined in Section 3.2(e)) for the Series E Preferred, plus (ii) all Accruing Dividends (as defined in Section 3.7(a)) on such share, to and including the date full payment shall be tendered to the holders of such series of Series E Preferred with respect to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series E Liquidation Amount”).  If the assets or surplus funds to be distributed to the holders of the Series E Preferred are insufficient to permit the payment to such holders of their full preferential amount under this Section 3.2(a), then such assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series E Preferred on a pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 3.2(a).

(b)                                 In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each holder of a share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred (collectively, the “Tier II Preferred Stock”) shall be entitled to receive, after payment of the Series E Liquidation Amount in full to all holders of Series E Preferred but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series SRN Preferred or Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price for such series of Tier II Preferred Stock, plus, all Accruing Dividends on such share, to and including the date full payment shall be tendered to the holders of such series of Tier II Preferred Stock with respect to such liquidation, dissolution or winding up.  If the assets or surplus funds to be distributed to the holders of the Tier II Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount under this Section 3.2(b), then such assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Tier II Preferred Stock on a pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 3.2(b).

(c)                                  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after the payments set forth in subsections (a) and (b) of this Section 3.2 shall have been made in full to the holders of the Series E Preferred and the Tier II Preferred Stock (collectively, the “Senior Preferred Stock”), then each holder of a share of Series SRN Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price for such Series SRN Preferred Stock, plus any dividends declared but unpaid thereon.  If the assets or surplus funds to be distributed to the holders of the Series SRN Preferred are insufficient to permit the payment to such holders of their full preferential amount under this Section 3.2(c), then such assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series SRN Preferred Stock on a pari passu basis, in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section 3.2(c).

(d)                                 Notwithstanding any other provision of this Section 3, for purposes of determining the amount to be distributed in respect of shares of any given series of Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (as defined in Section 3.2(g)), all shares of such series of Preferred Stock shall be deemed to have been converted (regardless of whether the holder(s) thereof actually elects to convert such shares) into shares of Common Stock in accordance with Section 3.3(a) immediately prior to such event (“Retroactive Deemed Conversion”) if the amount that would have been distributable in respect of such shares of Common Stock had such conversion actually occurred (and assuming the like conversion of all shares of each other series of Preferred Stock deemed converted pursuant to this Subsection 3.2(d)) is greater than the amount that would have been distributable pursuant to this Section 3.2 in such event in respect of the shares of such series of Preferred Stock had such conversion not been deemed to have occurred pursuant to this Subsection 3.2(d).

(e)                                  For purposes of this Article FOURTH, “Original Issue Price” shall mean, as applicable, (i) $0.9653 per share for each share of Series A Preferred, (ii) $2.0303 per share for each share of Series B Preferred, (iii) $3.00 per share for each share of Series C Preferred, (iv) $4.50 per share for each share of Series D Preferred, (v) $4.50 per share for each share of Series E Preferred, and (vi) $4.50 per share for each share of Series SRN Preferred (in each case as adjusted for any stock splits, stock dividends, combinations, subdivision, recapitalizations or the like with respect to the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred or the Series SRN Preferred, as the case may be, occurring after the filing date of this Fourth Amended and Restated Certificate of Incorporation (as the same may be amended from time to time, the “Certificate”).

(f)                                   Upon payment or the setting apart of the distributions required by subsections (a), (b) and (c) of this Section 3.2, all remaining proceeds and assets available for distribution to stockholders shall be distributed to the holders of the Common Stock ratably in proportion to the number of shares of Common Stock each of them then holds.

(g)                                  For purposes of this Section 3.2, a liquidation, dissolution or winding up of the Corporation shall include: (i) the closing of a sale (in a single transaction or a series of related transactions) of, or the grant of an exclusive, perpetual, global, fully paid, royalty free, irrevocable, transferable and sublicensable license granting complete control rights over, all or substantially all of the assets of the Corporation, or (ii) the consummation of a consolidation or merger of the Corporation with or into another entity, but only if the holders of the outstanding stock of the Corporation immediately prior to the closing of such merger or consolidation hold, immediately after such closing, less than a majority of the voting power of the capital stock of the surviving or acquiring entity; provided, however, that the treatment of any particular transaction or series of related transactions as a liquidation, dissolution or winding up of the Corporation may be waived by the vote or written consent of (A) the holders of shares of Series E Preferred representing a majority of the votes represented by all outstanding shares of Series E Preferred and (B) the holders of shares of Tier II Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Tier II

Preferred Stock voting together as a single class, by notice to the Corporation no later than fifteen (15) days before the effective date of such event.  Any transaction described in clauses (i) and (ii) of the preceding sentence, subject to the waiver by the holders of shares of Senior Preferred Stock as set forth in the proviso thereto, shall be referred to herein as a “Deemed Liquidation Event”.  The proceeds of any Deemed Liquidation Event shall be distributed pursuant to Sections 3.2(a)-(d) and (f), above.

(h)                                 The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such Deemed Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the surviving or acquiring person, firm or other entity.  If the consideration received is other than cash, its value will be deemed to be its fair market value as reasonably determined in good faith by the Board of Directors.

(i)                                     Notwithstanding the other provisions of this Certificate, any notice period in this Certificate (other than any notice period set forth in Section 3.3(c) below) may be shortened or waived, either before or after the action for which notice is required, with the written consent of the Company and the holders of a majority of the voting power of the outstanding shares of Senior Preferred Stock that are entitled to such notice rights (voting together as a single class).

3.3                               Conversion.  The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Optional Conversion of the Preferred Stock.

(i)                                     Series E Preferred Stock.

(1)                                 In the event that (i) a holder of shares of Series E Preferred elects to convert such shares into Common Stock on or after the date that is 30 days prior to a Deemed Liquidation Event or (ii) shares of Series E Preferred are converted into Common Stock pursuant to Section 3.3(b)(v) (or are deemed to convert into Common Stock pursuant to Section 3.2(d)), then the number of shares of Common Stock issuable upon conversion of each such share of Series E Preferred shall be equal to (A) the Original Issue Price of the Series E Preferred, divided by the applicable Conversion Price (as defined in Section 3.3(a)(v)) in effect at the time of conversion, determined as provided in Section 3.3(d) below, multiplied by (B) 1.15.  For the avoidance of doubt, in the event that a holder of shares of Series E Preferred elects to convert such shares in accordance with clause (i) of this Subsection 3.3(a)(i)(1), such holder shall not be entitled to receive any portion of the Series E Liquidation Amount in any subsequent voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including any Deemed Liquidation Event.

(2)                                 Each share of Series E Preferred shall be convertible at the option of the holder thereof at any time and from time to time after the date of issuance of such share and without the payment of any additional consideration therefor, into, except as set forth in Subsection 3.3(a)(i)(1) above, that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of the Series E Preferred, by the

applicable Conversion Price in effect at the time of conversion, determined as provided in Section 3.3(d) below.

(ii)                                  Tier II Preferred Stock.  Each share of any series of Tier II Preferred Stock shall be convertible at the option of the holder thereof at any time and from time to time after the date of issuance of such share and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Tier II Preferred Stock, by the applicable Conversion Price for such series of Tier II Preferred Stock in effect at the time of conversion, determined as provided in Section 3.3(d) below.

(iii)                               Series SRN Preferred.  Other than as provided in Section 3.3(a)(iv) below, upon the occurrence of an SRN Optional Conversion Event (as defined below), each share of Series SRN Preferred shall be convertible at the option of the holder thereof and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the Series SRN Preferred by the Conversion Price for the Series SRN Preferred in effect at the time of conversion, determined as provided in Section 3.3(d) below, provided that any election to convert shall be delivered to the Corporation no later than ten (10) days prior to such event (provided that the notice from the Corporation to the holders of record of the Series SRN Preferred Stock pursuant to Section 3.3(c)(i) below was timely delivered).  If any holder of Series SRN Preferred does not exercise such option to convert shares of Series SRN Preferred within the period set forth in the immediately preceding sentence, Sections 3.2(c) and 3.2(d) shall govern distributions to such holder on account of such shares in connection with the distribution of proceeds from such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including without limitation any Deemed Liquidation Event).  For the avoidance of doubt, other than pursuant to this Section 3.3(a)(iii), Section 3.3(a)(iv) below or Section 3.3(b)(iv)(E), the Series SRN Preferred shall not otherwise be convertible at the election of any holder thereof.  For the purposes of this Certificate, “SRN Optional Conversion Event” shall mean (A) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation which, for purposes of this Section 3.3(a) shall include without limitation a Deemed Liquidation Event or (B) the filing by the Corporation of a registration statement on Form S-1 (or equivalent document or a prospectus in any other jurisdiction) with the U.S. Securities and Exchange Commission (or with the relevant regulatory authority in such other jurisdiction) in respect of a public offering of shares of the Corporation’s capital stock, provided that, for the avoidance of doubt, any Qualified Public Offering (as defined below), shall cause the automatic conversion of the Series SRN Preferred pursuant to and in accordance with Section 3.3(b).

(iv)                              Series SRN Preferred Special Optional Conversion.  Upon the occurrence of an SRN Special Optional Conversion Event (as defined below), and for a period of sixty (60) days after the notice of such SRN Special Optional Conversion Event from the Corporation to the holders of record of the Series SRN Preferred Stock pursuant to Section 3.3(c)(i) below), each share of Series SRN Preferred shall be convertible at the option of the holder thereof and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the Series SRN Preferred by the Conversion Price for the Series SRN

Preferred in effect at the time of conversion, determined as provided in Section 3.3(d) below.  For the avoidance of doubt, other than pursuant to Section 3.3(a)(ii) and this Section 3.3(a)(iii), the Series SRN Preferred shall not otherwise be convertible at the election of any holder thereof.  For the purposes of this Certificate, “SRN Special Optional Conversion Event” shall mean the occurrence of any of the following: (A) a court of competent jurisdiction ordering the institution of supervision (nablyudenie) or the appointment of a temporary manager (vremennyi upravlayushiy) in respect to SELECTA (RUS) LLC, a subsidiary of the Corporation or (B) a KPI Failure (as defined in that certain Amended and Restated Series D Preferred Stock Investment Agreement and Series SRN Preferred Stock Investment Agreement, by and among the Corporation and the parties named therein, dated July 15, 2014 (as the same may be amended from time to time, the “Initial SRN Purchase Agreement”)).

(v)                                 Conversion Price.  The price at which a share of Preferred Stock is convertible into Common Stock pursuant to Section 3.3(a)(i)-(iv) shall be referred to as the “Conversion Price”.  The initial “Conversion Price” of (i) the Series A Preferred shall be $0.9653, (ii) the Series B Preferred shall be $2.0303, (iii) the Series C Preferred shall be $3.00, (iv) the Series D Preferred shall be $4.30, (v) the Series E Preferred shall be $4.50, (vi) the Series SRN Preferred in connection with an SRN Special Optional Conversion Event shall be $3.60 and in all other cases shall be $4.30; (in each case as adjusted as provided in Section 3.3(d) below).  Each person converting shares of Preferred Stock pursuant to this Section 3.3(a) shall be entitled to all declared but unpaid dividends (other than the Accruing Dividends) up to the time of the conversion.  Such dividends shall be paid to each such person within thirty (30) days of the date of conversion.

(b)                                 Automatic Conversion of the Preferred Stock.

(i)                                     Upon a Qualified Public Offering.

(1)                                 Subject to the terms and conditions of Subsection 3.3(b)(i)(2) below, each share of Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock at the then effective Conversion Price in effect at the time of conversion, determined as provided in Section 3.3(d) below, upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Corporation’s Common Stock to the public, for the account of the Corporation, and having an aggregate offering price to the public of not less than $30,000,000 (a “Qualified Public Offering”).

(2)                                 Notwithstanding any other provision of this Certificate, in the event of a Qualified Public Offering, each share of Series E Preferred shall automatically be converted into a number of fully paid and nonassessable shares of Common Stock equal to the greatest of (A) $5.175 (as appropriately adjusted for any stock combinations, stock dividends, stock splits and the like) divided by the price per share of Common Stock paid by the underwriters in such Qualified Public Offering, (B) 1.15 (as appropriately adjusted for any stock combinations, stock dividends, stock splits and the like) or (C) $4.50 (as appropriately adjusted for any stock combinations, stock dividends, stock splits and the like) divided by the then effective Conversion Price applicable to each share of Series E Preferred in effect at the time of conversion, determined as provided in Section 3.3(d) below.

(ii)                                  Series E Preferred.  Each share of Series E Preferred shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock at the then effective Conversion Price applicable to such share in effect at the time of conversion, determined as provided in Section 3.3(d) below upon the written consent or agreement of the holders of shares of Series E Preferred representing a majority of the votes represented by all outstanding shares of Series E Preferred voting together as a separate class.  Notwithstanding the foregoing, in the event of automatic conversion pursuant to this Subsection 3.3(b)(ii) in connection with (A) the offer and sale of the Corporation’s Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than in connection with a Qualified IPO or (B) a reverse merger of the Corporation into a public shell company, then the conversion rate with respect to the Series E Preferred shall be determined as if such conversion were taking place in accordance with Subsection 3.3(a)(i)(1).

(iii)                               Tier II Preferred Stock.  Each share of Tier II Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock at the then effective Conversion Price applicable to such share in effect at the time of conversion, determined as provided in Section 3.3(d) below upon the written consent or agreement of the holders of shares of Tier II Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Tier II Preferred Stock voting together as a single class.

(iv)                              Series SRN Preferred Stock.  Each share of Series SRN Preferred Stock shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock at the then effective Conversion Price applicable to such share in effect at the time of conversion, determined as provided in Section 3.3(d) below upon any of the following: (A) the cumulative acquisition from the Corporation’s stockholders of more than fifty percent (50%) of the outstanding capital stock of the Corporation; (B) any acquisition by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the shares of outstanding capital stock of the Corporation (whether or not such shares are newly-issued) in a single transaction or a series of related transactions; (C) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of the Corporation’s Common Stock to the public; (D) with respect to the events described in Section 3.3(b)(iv)(A)-(D), the receipt by the Corporation or its stockholders (as applicable) from a third party of a binding offer to consummate any of the foregoing; or (E) the written consent or agreement of the SRN Majority Holders (as such term is defined in that certain Fifth Amended and Restated Investor Rights Agreement, by among the Corporation and the parties named therein, dated as of August 27, 2015, as the same may be amended and/or amended and restated from time to time (the “Investor Rights Agreement”), if any (voting together as a single class).

(v)                                 Immediately after the holders of a series of Preferred Stock receive any proceeds from a Deemed Liquidation Event as a result of Retroactive Deemed Conversion, all shares of such series of Preferred Stock shall be converted, without any further action on the part of the holders thereof, into shares of Common Stock at the conversion rate that was applicable to such series of Preferred Stock immediately prior to such Deemed Liquidation Event.  For the avoidance of doubt, the conversion rate with respect to shares of the Series E Preferred shall be determined as if such conversion were taking place in accordance with Subsection 3.3(a)(i)(1).

(vi)                              The person(s) entitled to receive Common Stock issuable upon a conversion of Preferred Stock pursuant to this Section 3.3(b) shall not be deemed to have converted the Preferred Stock until immediately prior to the closing of such Qualified Public Offering, or the date specified by such written consents or agreements delivered to the Corporation pursuant to Section 3.3(b)(ii) or 3.3(b)(iii) above, or the date specified in Section 3.3(b)(v) above.  Each person who holds of record Preferred Stock immediately prior to an automatic conversion shall be entitled to all declared but unpaid dividends (other than the Accruing Dividends thereon, if any) up to the time of the automatic conversion.  Such dividends shall be paid to all such holders within thirty (30) days of the automatic conversion.

(c)                                  Mechanics of Conversion.

(i)                                     Notice.  The Corporation shall use commercially reasonable efforts to give each holder of record of Senior Preferred Stock and Series SRN Preferred written notice of any SRN Optional Conversion Event not later than thirty (30) days prior to the effectiveness of such SRN Optional Conversion Event and shall also notify such holders in writing of the final approval of such SRN Optional Conversion Event no later than seven (7) business days after the occurrence of such event. The Corporation shall further use commercially reasonable efforts to give each holder of record of Senior Preferred Stock and Series SRN Preferred written notice of any SRN Special Optional Conversion Event not later than ten (10) days after the occurrence of such SRN Special Optional Conversion Event.  For the avoidance of doubt, failure to give notice as set forth in this Section 3.3(c)(i) shall not alter the effectiveness of the consummation of an SRN Optional Conversion Event or the occurrence of a SRN Special Optional Conversion Event.  Notwithstanding the other provisions of this Certificate, the notice period in this Section 3.3(c)(i) may be shortened or waived, either before or after the action for which notice is required, with the written consent of the SRN Majority Holders, if any.

(ii)                                  Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price, if applicable.  Before any holder of Preferred Stock shall be entitled to receive the full shares of Common Stock into which such Preferred Stock shares have been converted, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give timely written notice to the Corporation at such office that such holder elects to convert the same and shall state therein his name or the name or names of his nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d)                                 Adjustments to Conversion Prices for Diluting Issues.

(i)                                     Special Definitions.  For purposes of Section 3.3(d) and Section 3.4, the following definitions shall apply:

(1)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2)                                 “Original Issue Date” shall mean the date on which the first share of Series E Preferred was issued.

(3)                                 “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock or other stock issued on conversion of the Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(4)                                 “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3.3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A)                               Pursuant to that certain Series E Preferred Stock Purchase Agreement, by and among the Corporation and the parties named therein, dated August 27, 2015 (as the same may be amended from time to time, the “Series E Purchase Agreement”), including without limitation (x) those certain warrants to purchase Common Stock issued thereunder and upon any exercise of such warrants and (y) any shares of Common Stock that may be issued or become issuable upon conversion of the Series E Preferred as a result of adjustments to the conversion rate of the Series E Preferred, including for the avoidance of doubt, pursuant to Subsection 3.3(a)(i)(1) or Subsection 3.3(b)(i)(2);

(B)                               pursuant to the Initial SRN Purchase Agreement, including without limitation upon conversion of shares of Series SRN Preferred pursuant to the Initial SRN Purchase Agreement, or pursuant to that certain Series SRN Preferred Stock Purchase Agreement, by and among the Corporation and the parties named therein, dated as of July 15, 2014 (as may be amended from time to time, the “SRN Purchase Agreement”), including without limitation upon conversion of shares of Series SRN Preferred Stock issued pursuant to the SRN Purchase Agreement, provided, however, that the shares of Series SRN Preferred Stock issued or issuable pursuant the Initial SRN Purchase Agreement and the SRN Purchase Agreement shall not exceed in the aggregate 5,611,112 shares and the purchase price for each such share of Series SRN Preferred Stock shall not be less than $4.50 (subject to adjustment as provided in the Initial SRN Purchase Agreement or the SRN Purchase Agreement, as applicable);

(C)                               upon conversion of Preferred Stock or the conversion or exercise of other Convertible Securities outstanding as of the Original Issue Date;

(D)                               pursuant to a transaction described in Section 3.3(d)(iii)(2) below, or by way of dividend or distribution on shares of Preferred Stock;

(E)                                to officers, directors or employees of, or consultants to, the Corporation pursuant to action by the Board of Directors, or the compensation committee thereof, pursuant to any stock purchase or option plan or other employee or director stock incentive or compensation program (collectively, the “Plans”) as in effect on the filing date of this Certificate or as amended or approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors (as defined below);

(F)                                 to a financing institution in connection with a commercial credit arrangement, equipment financing or similar financing arrangement approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors;

(G)                               in connection with the bona fide acquisition of a business, product or technology by the Corporation approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors;

(H)                              in connection with any bona fide sponsored research, collaboration, joint venture, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors;

(I)                                   pursuant to a Qualified Public Offering;

(J)                                   as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this Section 3.3(d);

(K)                               in connection with a financing of the Project Company; and

(L)                                with the unanimous approval of the Board of Directors.

(ii)                                  No Adjustment of Conversion Price.  No adjustment in the number of shares of Common Stock into which a series of Preferred Stock is convertible shall be made by adjustment of the Conversion Price of such series of Preferred Stock with respect to the issuance or deemed issuance of Additional Shares of Common Stock or otherwise, (A) with respect to the Senior Preferred Stock, if the holders of shares of Senior Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class, waive such adjustment, (B) with respect to the Series SRN Preferred Stock, if the SRN Majority Holders, if any, waive such adjustment, or (C) unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion

Price of such series of Preferred Stock in effect on the date of, and immediately prior to, the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii)                               Deemed Issue of Additional Shares of Common Stock.

(1)                                 Options and Convertible Securities.  In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued if (i) such shares of Common Stock are excluded from the definition of Additional Shares of Common Stock set forth in Section 3.3(d)(i)(4) or (ii) the consideration per share (determined pursuant to Section 3.3(d)(v)) of such Additional Shares of Common Stock is not less than the Conversion Price of any series of Senior Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)                               no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)                               if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of any series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of any series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i)                                     in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(ii)                                  in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3.3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D)                               no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E)                                in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price of any series of Preferred Stock shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(F)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of any series of Preferred Stock which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price of such series of Preferred Stock shall be adjusted pursuant to this Section 3.3(d)(iii) as of the actual date of their issuance.

(2)                                 Stock Dividends, Stock Distributions and Subdivisions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall not be deemed to have been issued, but the Conversion Price of any series of Preferred Stock shall be adjusted in accordance with Section 3.3(d)(vi).

(iv)                              Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall issue Additional Shares of Common Stock (including without limitation Additional Shares of Common Stock deemed to be issued pursuant to Section 3.3(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue in order to increase the number of shares of Common Stock into which such series of Preferred Stock is convertible, to a price (calculated to the nearest cent) determined by dividing (A) (i) the Conversion Price of such series of Preferred Stock multiplied by the number of shares of Common Stock outstanding immediately prior to such issue (including without limitation shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Preferred Stock), plus (ii) the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued, by (B) (i) the number of shares of Common Stock outstanding immediately prior to such issue (including without limitation shares of Common Stock issuable upon conversion of any outstanding Options, Convertible Securities and shares of Preferred Stock), plus (ii) the total number of such Additional Shares of Common Stock so issued, provided that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and any reduction with respect thereto shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.  For the avoidance of doubt, the Conversion Price for the Series SRN Preferred in connection with an SRN Special Optional Conversion Event shall not be adjusted pursuant to this Section 3.3(d)(iv) or otherwise in connection with the actual or deemed issuance by the Corporation of Additional Shares of Common Stock.

(v)                                 Determination of Consideration.  For purposes of this Section 3.3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1)                                 Cash and Property.  Such consideration shall:

(A)                               insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)                               insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, by the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2)                                 Options and Convertible Securities.  The aggregate consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3.3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by computing the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until such subsequent adjustment occurs) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.  The total number of Additional Shares of Common Stock so issued shall be determined by calculating the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number until such subsequent adjustment occurs) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)                              Adjustment for Dividends, Distributions, Subdivisions Combinations or Consolidation of Common Stock.

(1)                                 Stock Dividends, Distributions or Subdivisions.  In the event the Corporation at any time, or from time to time, shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the Conversion Price of each series of Preferred Stock, in each case in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

(2)                                 Combinations or Consolidations.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock (including, for the avoidance of doubt, in connection with an SRN Special Optional Conversion Event), in each case in effect immediately prior to such combination or contribution shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii)                           Adjustment for Merger or Reorganization.  Unless otherwise determined by a vote or written consent of the holders of shares of Senior Preferred Stock and Series SRN Preferred representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Senior Preferred Stock and Series SRN Preferred voting together as a single class, in case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation in which the holders of Common Stock will be entitled to receive shares of stock, other securities or property, each share of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred would have been entitled upon such consolidation, merger or conveyance, and appropriate adjustment (as determined in good faith by the Board of Directors) shall be made to the conversion provisions of the Series SRN Preferred.  In any such case, appropriate adjustment

(as determined in good faith by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that these provisions (including without limitation provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

(e)                                  No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(f)                                   Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price of any series of Preferred Stock pursuant to this Section 3.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with these terms and furnish to each holder of Preferred Stock a certificate setting forth such adjustment, readjustment or conversion and showing in detail the facts upon which such adjustment, readjustment or conversion is based, provided that the failure to promptly provide such notice shall not affect the effectiveness of such adjustment, or readjustment or conversion.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of any series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of any series of Preferred Stock.

(g)                                  Notices of Record Date.  In the event of (i) any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.  For the avoidance of doubt, failure to give notice as set forth in this Section 3.3(g) shall not alter the effectiveness of the consummation of any transaction or event pertaining to such notice.

(h)                                 Common Stock Reserved.  The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock.

3.4                               Senior Preferred Stock Redemption.

(a)                                 Shares of Senior Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the applicable Original Issue Price per share, plus all Accruing Dividends, whether or not declared, and any other declared but unpaid dividends thereon (the “Redemption Price”), in four (4) annual installments commencing not more than ninety (90) days after receipt by the Corporation at any time (i) on or after November 7, 2019 and (ii) at which time there has not occurred a Deemed Liquidation Event, from the holders of shares of Senior Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class, of written notice requesting redemption of some or all of such holders’ shares of Senior Preferred Stock (such notice, a “Senior Preferred Stock Redemption Request”); provided that, immediately prior to the SRN Redemption Request Date (as defined below), any and all installments due in respect to a Senior Preferred Stock Redemption Request which are unpaid shall immediately accelerate.  For the avoidance of doubt, the requisite holders of shares of Senior Preferred Stock may elect to deliver a Senior Preferred Stock Redemption Request following the Corporation’s receipt of a SRN Redemption Request and prior to the SRN Redemption Request Date, in which case, as provided above, the full Redemption Price for all shares of Senior Preferred Stock subject to such Senior Preferred Stock Redemption Request shall accelerate and be paid immediately prior to the SRN Redemption Request Date.  The date of each such installment shall be referred to as a “Redemption Date”.  The maximum number of shares of Senior Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Senior Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  Any redemption of Senior Preferred Stock effected pursuant to this Section 3.4(a) shall not be mandatory on all holders of Senior Preferred Stock but all holders of Senior Preferred Stock shall have the option to participate in such redemption in accordance with Section 3.4(b), and any such redemption shall be made on a pro rata basis among the holders of Senior Preferred Stock participating in the redemption in proportion to the aggregate Redemption Price each such holder of Senior Preferred Stock would otherwise be entitled to receive on the applicable Redemption Date. Notwithstanding the foregoing, a holder of Senior Preferred Stock may at any time convert some or all of such holder’s Senior Preferred Stock prior to a Redemption Date in accordance with the provisions of Section 3.3.

(b)                                 Written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Senior Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date (the “Redemption Notice”). If the Corporation receives, on or prior to the twentieth day after the date of delivery of the Redemption Notice to a holder of Senior Preferred Stock, written notice from such holder that such holder elects to be included in the redemption, then some or all of such holder’s shares of Senior Preferred Stock as requested in the holder’s notice to the Corporation, shall thereafter be included in the redemption provided in this Section 3.4.  To the extent shares of Senior Preferred Stock are excluded from the redemption provided in Section 3.4(a), such shares shall not be redeemed and shall cease to be redeemable pursuant to this Section 3.4 whether on a Redemption Date or thereafter.

(c)                                  If the Corporation for any reason fails to redeem any of the shares of the Senior Preferred Stock in accordance with Section 3.4(a) on or prior to the Redemption Dates determined in accordance with this Section 3.4, then the Corporation shall become obligated to pay to the holder of unredeemed shares, in addition to the Redemption Price for such unredeemed shares specified in Section 3.4(a), interest on the unpaid balance of such Redemption Price, which shall accrue beginning on such Redemption Date, at a rate of one percent (1%) per month until such price is paid in full.

(d)                                 If the funds of the Corporation legally available for redemption of the Senior Preferred Stock on any Redemption Date are insufficient to redeem the number of shares of the Senior Preferred Stock required under this Section 3.4 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of Senior Preferred Stock, and on a pari passu basis as between the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred, in proportion to the full amount each such holder is otherwise entitled to receive under Section 3.4(a) on the basis of the number of shares of such series which would be redeemed on such date if the funds of the Corporation legally available therefor had been sufficient to redeem all the shares of such series required to be redeemed on such date.  At any time thereafter when additional funds of the Corporation become legally available for the redemption of Senior Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Corporation was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

(e)                                  Unless there shall have been a default in payment of the applicable Redemption Price, no share of Senior Preferred Stock elected to be included in the redemption shall be entitled to any Accruing Dividends accruing after or any other dividends declared after its applicable Redemption Date, and on such Redemption Date all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the applicable Redemption Price for such share, upon presentation and surrender of the certificate representing such share and such share will not from and after such Redemption Date be deemed to be outstanding.

(f)                                   Notwithstanding the foregoing, for so long as the Corporation is bound by or subject to a loan agreement or similar financing arrangement that has been approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors (as defined below), and that restricts the ability of the Corporation to redeem shares of Senior Preferred Stock in accordance with this Section 3.4, the rights of the holders of Senior Preferred Stock under this Section 3.4 shall be suspended and the Corporation shall not be required to redeem any shares of Senior Preferred Stock.

3.5                               SRN Preferred Redemption.

(a)                                 With respect to each holder of shares of Series SRN Preferred, the shares of Series SRN Preferred held by such holder shall be redeemed by the Corporation out of funds lawfully available therefor, only if and to the extent that the Corporation has sufficient cash from earnings immediately available to fund such redemption, at a price equal to the applicable SRN Redemption Price (as defined below), in one (1) payment to be paid not more than thirty (30) days after receipt by the Corporation after November 7, 2019, from such holder of written notice requesting redemption of all shares of Series SRN Preferred held by such holder (such notice, a “SRN Redemption Request”).  The date which is thirty (30) days after receipt of any such request shall be referred to as the “SRN Redemption Request Date”, and the date of such payment shall be referred to as the “SRN Redemption Date”.  The “SRN Redemption Price” shall equal an amount per share such that, when paid in full, the holder thereof shall have achieved on the SRN Redemption Date (as defined below) a sixteen and one half percent (16.5%) internal rate of return on the Original Issue Price of the Series SRN Preferred since the date of original issuance of such share of Series SRN Preferred.  For purposes hereof, “internal rate of return” means the discount rate at which the net present value of the Original Issue Price of the Series SRN Preferred is equal to the net present value of the SRN Redemption Price and all dividends paid with respect to a share of Series SRN Preferred from the original date of issuance.  Internal rate of return shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR reasonably proposed by the Corporation).

(b)                                 Prior to the close of business on the next business day following the day on which the Corporation receives any SRN Redemption Request, the Corporation shall mail, first class postage prepaid, written notice to each holder of record of Senior Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption of such Series SRN Preferred shares to be effected on the applicable SRN Redemption Date.

(c)                                  If the funds of the Corporation lawfully available or immediately available from earnings for redemption of the Series SRN Preferred on the respective SRN Redemption Request Date are insufficient to redeem the total number of shares of Series SRN Preferred required under this Section 3.5 to be redeemed on such date, the Corporation shall, as payment of the SRN Redemption Price for all such unredeemed shares, issue a promissory note (an “SRN Redemption Note”) in favor of each holder of such shares for an amount equal to the SRN Redemption Price of all such shares held by such holder, the term of which SRN Redemption Note shall not exceed a period of two (2) years, and which will contemplate a payment schedule to be agreed upon among the Corporation and such holders, which will reflect that such SRN Redemption Note shall accrue interest such that the holder thereof shall achieve, on the date of payment in full, a sixteen and one half percent (16.5%) internal rate of return on the Original Issue Price of such shares of Series SRN Preferred since the date of original issuance of such shares of Series SRN Preferred as provided in Section 3.5(a) above.

(d)                                 Unless there is a default in the payment of the applicable Series SRN Redemption Price on the respective SRN Redemption Request Date, no share of Series SRN Preferred to be redeemed pursuant to this Section 3.5 on such date shall be entitled to any dividends declared after such SRN Redemption Request Date, and on such SRN Redemption Request Date all rights of the holder of such share as a stockholder of the Corporation by reason of the ownership of such share will cease, except the right to receive the applicable SRN Redemption Price for such share, upon presentation and surrender of the certificate representing such share and such share will not from and after such SRN Redemption Date be deemed to be outstanding.

(e)                                  If at any time while the SRN Redemption Notes are outstanding the Corporation is required to pay, but has not yet paid the Redemption Price pursuant to Section 3.4, then any payment made by the Corporation to the holders of Senior Preferred Stock on account of the Redemption Price, or to the holders of an SRN Redemption Note on account thereof, shall be paid ratably among the holders of the Senior Preferred Stock and holders of the SRN Redemption Notes on a pari passu basis, in proportion to the amounts such holders are entitled to receive pursuant to Section 3.4 and the amounts of the SRN Redemption Notes issued pursuant to Section 3.5, respectively

(f)                                   Notwithstanding the foregoing, for so long as the Corporation is bound by or subject to a loan agreement or similar financing arrangement that has been approved by a majority of the members of the Board of Directors, including a majority of the Preferred Directors, and that restricts the ability of the Corporation to redeem shares of SRN Preferred Stock in accordance with this Section 3.5, the rights of the holders of SRN Preferred Stock under this Section 3.5 shall be suspended and the Corporation shall not be required to redeem any shares of SRN Preferred Stock.

3.6                               Voting Rights.

(a)                                 The holders of shares of Senior Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote upon any matter submitted to a stockholder for a vote, as though the Common Stock and Senior Preferred Stock constituted a single class of stock, except with respect to those matters on which the General Corporation Law requires that a vote must be by a separate class or classes or by separate series, as to which each such class or series shall have the right to vote in accordance with such law, and except as otherwise provided in this Certificate, including without limitation Sections 3.6(b), (c) and (d) below.  Holders of Senior Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Senior Preferred Stock held by such holder is then convertible (based on the Conversion Price in effect at such time and, in the case of the Series E Preferred, disregarding the special conversion ratios set forth in Subsections 3.3(a)(i)(1) and 3.3(b)(i)(2)).  Except as otherwise required by law or as provided in Section 3.3(d)(vii), the holders of Series SRN Preferred shall not be entitled to vote on any matter submitted to a stockholder for a vote.

(b)                                 Any provision of the Bylaws of the Corporation to the contrary notwithstanding, the number of directors constituting the entire Board of Directors of the Corporation shall be fixed at eleven (11) and may not be increased without the prior consent of the holders of shares of Senior Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class.

(c)                                  At all times during which shares of Senior Preferred Stock remain outstanding, the holders of the outstanding shares of Senior Preferred Stock shall have the exclusive right, separately from the Common Stock, to elect five (5) directors of the Corporation (collectively, the “Preferred Directors”).  Each Preferred Director shall be elected by the vote or written consent of the holders of shares of Senior Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class.  If any Preferred Director shall cease to serve as a director for any reason, another director elected by the holders of the Senior Preferred Stock shall replace such director.  Any Preferred Director may be removed, with or without cause, and a replacement Preferred Director may be elected in his or her stead, at any time by the affirmative vote at a meeting of stockholders called for such purpose, or by written consent, of the holders of shares of Senior Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class.

(d)                                 The holders of Senior Preferred Stock and the holders of Common Stock shall be entitled to vote upon the election of directors in accordance with the Fifth Amended and Restated Voting Agreement dated as of August 27, 2015, as it may be amended and/or restated from time to time.

3.7                               Dividend Right.

(a)                                 The holders of outstanding Senior Preferred Stock shall be entitled to receive cumulative dividends (the “Accruing Dividends”) at an annual rate of (i) $0.0579 per share of Series A Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series A Preferred), (ii) $0.1218 per share of Series B Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series B Preferred), (iii) $0.18 per share of Series C Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series C Preferred), (iv) $0.27 per share of Series D Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series D Preferred), and (v) $0.27 per share of Series E Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series E Preferred), which dividends shall accrue daily in arrears, whether or not such dividends are declared by the Board of Directors or paid.  The Accruing Dividends shall be payable when, as and if declared by the Board of Directors, out of any funds legally available therefor and prior and in preference to dividends to any other holder of capital stock of the Corporation.  The Accruing Dividends owed to the holders of one series of Senior Preferred Stock shall not be paid unless the Accruing Dividends owed to the holders of the other series of Senior Preferred Stock are paid simultaneously therewith in proportion to the full amount of Accruing Dividends then owed.  For the avoidance of doubt, Accruing Dividends shall cease to accrue upon the consummation of a Deemed Liquidation Event.

(b)                                 The holders of outstanding Preferred Stock shall be entitled to receive a dividend (determined on the basis of the number of shares of Common Stock into which such share of Preferred Stock is then convertible, disregarding, with respect to the Series E Preferred, the special conversion ratios set forth in Subsections 3.3(a)(i)(1) and 3.3(b)(i)(2)) equal to any dividend paid on Common Stock, other than dividends comprised solely of shares of Common Stock.  Any Accruing Dividends, whether or not declared, and any other declared but unpaid dividend shall be payable on liquidation and redemption in accordance with Sections 3.2, and 3.4.  Any declared but unpaid dividend, other than the Accruing Dividends (which for the avoidance of doubt shall be cancelled without payment on conversion), shall be payable on conversion in accordance with Section 3.3.

3.8                               Covenants. In addition to Section 3.6 and any vote which any series of Senior Preferred Stock may have under Delaware law, so long as any shares of Senior Preferred Stock shall be outstanding, the Corporation shall not (by merger, reclassification or otherwise):

(a)                                 without first obtaining the affirmative vote or written consent of the holders of shares of Senior Preferred Stock representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Senior Preferred Stock voting together as a single class:

(i)                                     authorize any sale, merger or consolidation of the Corporation or any subsidiary of the Corporation to, with or into any other corporation or entity (including, without limitation, a subsidiary of the Corporation);

(ii)                                  effect any reincorporation or recapitalization of the Corporation or any subsidiary of the Corporation;

(iii)                               effect any acquisition of all of the capital stock, or all or substantially all of the assets, of another entity where such acquisition results in the consolidation, for financial reporting purposes, of that entity into the results of operations of the Corporation;

(iv)                              authorize the sale or transfer of all or substantially all or any substantial part of the assets of the Corporation or any subsidiary of the Corporation other than in the course of ordinary business;

(v)                                 effect any liquidation, dissolution or winding up of the affairs of the Corporation or any subsidiary of the Corporation;

(vi)                              pay or declare any dividend or distribution on any shares of the Corporation’s capital stock (except Accruing Dividends or dividends payable solely in shares of Common Stock), or apply any of the Corporation’s assets to the redemption or repurchase of the Corporation’s capital stock (except for redemption of Preferred Stock as provided in Sections 3.4 and 3.5 or the repurchase of securities from employees or consultants of the Corporation pursuant to restricted stock arrangements with individuals who have terminated their relationship with the Corporation);

(vii)                           increase or decrease the authorized number of directors constituting the Board of Directors;

(viii)                        increase or decrease the authorized number of shares of Preferred Stock or Common Stock;

(ix)                              authorize, create or issue shares of any class or series of stock on parity or having preference over any series of the Senior Preferred Stock; or

(x)                                 amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws.

(b)                                 without first obtaining the affirmative vote or written consent of the holders of shares of Series A Preferred representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Series A Preferred (so long as any shares of Series A Preferred are outstanding) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws of any subsidiary of the Corporation if such action would change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred in a manner that adversely affects the Series A Preferred in a manner different from any other series of Tier II Preferred Stock;

(c)                                  without first obtaining the affirmative vote or written consent of the holders of shares of the Series B Preferred representing at least eighty percent (80%) of the votes represented by all outstanding shares of Series B Preferred (so long as any shares of Series B Preferred are outstanding) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws of any subsidiary of the Corporation if such action would change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred in a manner that adversely affects the Series B Preferred in a manner different from any other series of Tier II Preferred Stock;

(d)                                 without first obtaining the affirmative vote or written consent of the holders shares of Series C Preferred representing at least seventy-five percent (75%) of the votes represented by all outstanding shares of Series C Preferred (so long as any shares of Series C Preferred are outstanding) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws or the certificate of incorporation or bylaws of any subsidiary of the Corporation if such action would change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred in a manner that adversely affects the Series C Preferred in a manner different from any other series of Tier II Preferred Stock;

(e)                                  without first obtaining the affirmative vote or written consent of the holders of shares of Series D Preferred representing at least sixty-six and two-thirds percent (66 2/3%) of the votes represented by all outstanding shares of Series D Preferred (so long as any shares of Series D Preferred are outstanding, amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws if such action would change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series D Preferred in a manner that adversely affects the Series D Preferred in a manner different from any other series of Tier II Preferred Stock; or

(f)                                   without first obtaining the affirmative vote or written consent of the holders of shares of Series E Preferred representing a majority of the votes represented by all outstanding shares of Series E Preferred (so long as any shares of Series E Preferred are outstanding, amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws if such action would change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series E Preferred in a manner that adversely affects the Series E Preferred in a manner different from the Tier II Preferred Stock.

(g)                                  For the avoidance of doubt, it is agreed that the neither authorization or issuance of a new series of Preferred Stock by the Corporation nor the amendment of the Corporation’s Certificate of Incorporation to include such new series of Preferred Stock in any definition relating to the Corporation’s Preferred Stock (including, without limitation, the definitions of Tier II Preferred Stock and/or Senior Preferred Stock) shall, on its own, be deemed to be a change in the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, or to otherwise require a separate vote of any such series of Preferred Stock under Sections 3.8(b), (c), (d), (e) or (f).

3.9                               Converted, Redeemed or Otherwise Acquired Shares.  Any share of Preferred Stock that is converted under Section 3.3, redeemed under Section 3.4 or Section 3.5 or otherwise acquired by the Corporation will be canceled and shall not be reissued, sold or transferred.

3.10                        Residual Rights.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary shall be vested in the Common Stock.

3.11                        Notices to Holders of Series SRN Preferred.  Notwithstanding anything to the contrary herein, each notice to holders of Series SRN Preferred to be provided hereunder shall be deemed effectively provided at the time any member of the Board of Directors designated by such holder shall receive such notice.

FIFTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

SIXTH:  A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derives an improper personal benefit.  Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH:  The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, general director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including without limitation any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including without limitation attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees.  The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnitee and such person’s heirs, executors and administrators.

EIGHTH:  Unless, and except to the extent that, the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

NINTH:  Subject to any additional vote required by the Corporation’s Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Corporation hereby confers the power to adopt, amend or repeal the Bylaws of the Corporation upon the directors.

TENTH:  Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.

ELEVENTH:  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the Bylaws of the Corporation or from time to time by its directors.

TWELFTH:  In accordance with the provisions of Section 122(17) of the General Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director or officer of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the Corporation.

THIRTEENTH:  The Corporation reserves the right to amend or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

*     *     *

3.                                      That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.                                      That this Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 27th day of August, 2015.

By:	/s/ Werner Cautreels
Werner Cautreels
President and CEO

-Signature Page to Fourth Amended and Restated Certificate of Incorporation-

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SELECTA BIOSCIENCES, INC.

Selecta Biosciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:                                                        That, in lieu of a meeting, the Board of Directors of the Corporation duly adopted resolutions by written consent recommending and declaring advisable that the Fourth Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Section 1 of Article FOURTH of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“Effective on the filing of this Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-3.9 reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each 3.9 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock and the Preferred Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 137,835,623, consisting of 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), and 37,835,623 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).”

SECOND:                                         That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                                                   That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Werner Cautreels, Ph.D., the President and Chief Executive Officer of the Corporation, this 7th day of June, 2016.

SELECTA BIOSCIENCES, INC.

By:	/s/ Werner Cautreels, Ph.D.
Werner Cautreels, Ph.D.
President and Chief Executive Officer